Exhibit 99.1

Nordson Corporation Delivers Record Fourth Quarter and Full Year Results for Sales, Operating Profit, Net Income and Earnings per Share

  Sales increase 33 percent from the previous year to $439 million in the fourth quarter; full year sales increase 14 percent over the prior year to $1.4 billion
  Organic sales growth is 19 percent in the fourth quarter and 8 percent for the full year compared to the same periods a year ago
  Operating profit increases to $104 million in the fourth quarter and $335 million for the year; fourth quarter and full year operating margins are 24 percent of sales
  GAAP Diluted EPS expands to $1.04 in the fourth quarter and $3.45 for the year
  First quarter 2013 guidance: Sales expected in the range of $343 million to $354 million; GAAP Diluted EPS in the range of $0.63 to $0.70

WESTLAKE, Ohio--(BUSINESS WIRE)--December 13, 2012--Nordson Corporation (Nasdaq: NDSN) today reported record fourth quarter and full year results for the fiscal year ended October 31, 2012. Sales for the quarter were $439 million, an increase of 33 percent over the fourth quarter of the prior year. This sales improvement included a 19 percent increase in organic volume, a 16 percent increase related to the first year effect of acquisitions, and a negative 2 percent impact related to the unfavorable effects of currency translation. Fourth quarter operating profit increased 31 percent over the same period a year ago to $104 million, and fourth quarter net income increased 24 percent over the same period a year ago to $68 million. Diluted earnings per share for the quarter increased 28 percent over the prior year to $1.04, or $1.07 when normalized to exclude certain one-time items. A reconciliation of GAAP diluted EPS to normalized amounts is included in the attached tables.

“Solid demand in our end markets along with our global team’s ability to meet customer needs generated another quarter of very strong results,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Sales expanded robustly as customers continued to respond to our combination of precision technology solutions, application expertise and direct global service. We delivered fourth quarter operating margin of 24 percent, the same strong level as a year ago and inclusive of the impact of this year’s acquisitions. Integration of these acquisitions remains on track and we are pleased by the many opportunities for growth and synergy that we see. Free cash flow in the quarter was approximately 122 percent of net income, representing very strong cash conversion that enables us to continue funding a variety of growth and continuous improvement initiatives. In addition to these organic initiatives, we also completed the purchase of Sealant Equipment and Engineering, a leader in cold material dispensing and our third acquisition of the fiscal year. And finally, we increased our quarterly dividend by 20 percent during the quarter, bringing our record for consecutive annual dividend increases to 49 consecutive years.”

Fourth Quarter Segment & Regional Results

“Fourth quarter organic sales volume grew substantially compared to the same period a year ago, in every segment and nearly every geography,” said Hilton. “Total sales volume in Adhesive Dispensing Systems increased 36 percent over the prior year’s fourth quarter, as solid growth in both consumer non-durable and durable end markets drove a 6 percent increase in organic volume with the remainder of the increase coming from the first year effect of acquisitions. Operating margin in the segment was 28 percent, a strong level that includes the recent EDI and Xaloy acquisitions and the non-recurring short term purchase accounting charges associated with acquired inventory.

“In Advanced Technology Systems, organic sales volume increased by 26 percent and the first year effect of acquisitions added 2 percent, for total volume growth of 28 percent over the prior year’s fourth quarter. The order trend we have seen in this segment in recent quarters continued, with strong broad based demand for our dispensing and test and inspection in electronics end markets, especially for mobile device applications, and continued penetration of niche applications. The excellent top line growth, solid execution and operational efficiencies enabled us to drive segment operating margin to 27 percent in the fourth quarter, 4 percentage points higher than the level of a year ago.

“Industrial Coating Systems’ sales volume in the quarter increased by 47 percent over the same period a year ago, inclusive of 8 percent volume growth from the first year effect of acquisitions. The strong increase in organic volume was aided in part by well-capitalized customers who continue to invest in production efficiency and plant expansion programs. Operating margin in the quarter increased sequentially by 2 percentage points to 16 percent of sales, or 18 percent of sales excluding non-recurring short term purchase accounting charges of $1.4 million associated with acquired inventory.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal 2012 Full Year Results

Sales for fiscal year 2012 were $1.4 billion, an increase of 14 percent compared to fiscal year 2011. The growth consisted of an 8 percent increase in organic volume, an 8 percent increase related to the first year effect of acquisitions, and a negative 2 percent impact related to the unfavorable effects of currency translation. Operating profit for the year was $335 million, net income was $225 million and GAAP diluted earnings per share were $3.45, all full year records for Nordson. Excluding certain one-time items in both years, full year diluted earnings per share improved by 10 percent over the prior year.

“Nordson delivered record financial performance for the third consecutive year,” said Hilton. “On a year over year basis, sales volume increased by double digits in each segment and nearly every geography. Operationally, we continued to execute at a high level, resulting in strong full year operating margin of 24 percent, inclusive of non-recurring short-term purchase accounting charges associated with acquired inventory and transaction fees. We delivered this performance while reinvesting in the business and executing on a variety of continuous improvement initiatives that will enhance shareholder returns over the long term. I thank our worldwide team for executing on our strategies and, above all, taking care of our customers.”

Order Rates and Backlog

Order rates for the 12-week period ending December 9, 2012, measured in constant currency, increased 5 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2012 acquisitions were owned in both years.

Backlog at the end of the fourth quarter of fiscal 2012 was $178 million, inclusive of fiscal year 2012 acquisitions, representing an increase of 38 percent compared with $129 million at the end of the fourth quarter a year ago. Backlog amounts are calculated at October 31, 2012 exchange rates.

Outlook

For the first quarter of fiscal 2013, sales are expected to be in the range of $343 million to $354 million. This sales outlook indicates growth will be in the range of up 24 percent to 28 percent compared to the first quarter a year ago. This growth is inclusive of organic volume of up 7 percent to 11 percent, 18 percent growth from the first year effect of acquisitions, and a negative 1 percent impact related to the unfavorable effects of currency translation based on the current exchange rate environment. GAAP diluted earnings per share are expected to be in the range of $0.63 to $0.70, inclusive of a $0.01 per share gain related to a discrete tax item. This earnings outlook incorporates the mix impact of recent order trends and our planned strategic investment in certain growth opportunities.

“We begin 2013 with a solid outlook for our first quarter based on the continuing strength we are seeing in our current order rates,” said Hilton. “At the same time, the global macroeconomic environment contains many uncertainties. Europe is in a recession. Growth in North America may be no better in 2013 than 2012. In most emerging markets, growth remains strong, though the pace has cooled as exports have softened. Against this backdrop, most forecasters see 2013 global GDP growth as flat to 2012. Specific to Nordson, we are well positioned regardless of the economic backdrop. We plan to achieve our goals by relying on our core strengths, our team’s ability to execute, our commitment to continuous improvement, and the many growth markets where we see opportunity. We will continue to drive value for our customers through our application expertise, differentiated technology and direct sales and service support.”

Nordson will broadcast its fourth-quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Friday, December 14, 2012 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson engineers, manufactures and markets differentiated products and systems used for dispensing and processing adhesives, coatings, plastics, sealants and biomaterials, with related technologies for managing fluids, testing and inspecting for quality, and treating surfaces. These products are supported with extensive application expertise and direct global sales and service. The company serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.facebook.com/nordson, or @Nordson_Corp.

FOURTH QUARTER PERIOD	NORDSON CORPORATION
Period Ending October 31, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2012	2011	2012	2011

Net sales	$438,677	$331,018	$1,409,578	$1,233,159
Cost of sales	197,604	134,559	586,289	484,727
Selling & administrative expenses	137,475	117,524	487,809	432,889

Operating profit	103,598	78,935	335,480	315,543

Interest expense - net	(4,140)	(1,370)	(10,690)	(4,500)
Other income (expense) - net	1,050	622	1,463	3,518

Income before income taxes	100,508	78,187	326,253	314,561
Income taxes	32,822	23,512	101,424	92,197

Net Income	$67,686	$54,675	$224,829	$222,364

Return on sales	15%	17%	16%	18%
Return on average shareholders' equity	42%	36%	38%	39%

Average common shares outstanding (000's)	64,114	66,524	64,407	67,616
Average common shares and common share equivalents (000's)	64,886	67,169	65,103	68,425

Per share:

Basic earnings	$1.06	$.82	$3.49	$3.29
Diluted earnings	$1.04	$.81	$3.45	$3.25

Dividends paid	$.15	$.125	$.525	$.44

FOURTH QUARTER PERIOD
Period Ending October 31, 2012
(Unaudited)

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2012	2011

Cash and marketable securities	$41,518	$37,408
Receivables	324,563	254,310
Inventories	169,585	141,912
Other current assets	50,957	43,327
Total current assets	586,623	476,957

Property, plant & equipment - net	174,931	130,883
Other assets	1,067,961	696,610
	$1,829,515	$1,304,450

Notes payable and debt due within one year	$105,669	$5,697
Accounts payable and accrued liabilities	238,015	176,464
Total current liabilities	343,684	182,161

Long-term debt	528,041	313,459
Other liabilities	288,020	237,507
Total shareholders' equity	669,770	571,323
	$1,829,515	$1,304,450

Other information:

Employees	5,361	4,094

Common shares outstanding (000's)	64,257	65,601

FOURTH QUARTER PERIOD	NORDSON CORPORATION
Period Ending October 31, 2012	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Fourth Quarter		% Growth over 2011			Year-to-Date		% Growth over 2011
SALES BY BUSINESS SEGMENT	2012	2011	Volume	Currency	Total	2012	2011	Volume	Currency	Total

Adhesive dispensing systems	$215,051	$162,432	36.0%	-3.6%	32.4%	$684,096	$611,911	14.9%	-3.1%	11.8%
Advanced technology systems	147,814	116,388	27.7%	-0.7%	27.0%	515,992	437,232	18.9%	-0.9%	18.0%
Industrial coating systems	75,812	52,198	47.1%	-1.9%	45.2%	209,490	184,016	15.5%	-1.7%	13.8%

Total sales by business segment	$438,677	$331,018	34.8%	-2.3%	32.5%	$1,409,578	$1,233,159	16.4%	-2.1%	14.3%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2012	2011				2012	2011

Adhesive dispensing systems	$60,061	$53,120				$211,072	$210,350
Advanced technology systems	39,524	26,845				134,074	114,660
Industrial coating systems	12,351	8,184				25,933	27,220
Corporate	(8,338)	(9,214)				(35,599)	(36,687)

Total operating profit by business segment	$103,598	$78,935				$335,480	$315,543

	Fourth Quarter		% Growth over 2011			Year-to-Date		% Growth over 2011
SALES BY GEOGRAPHIC REGION	2012	2011	Volume	Currency	Total	2012	2011	Volume	Currency	Total

United States	$127,081	$84,872	49.7%	-	49.7%	$388,904	$312,328	24.5%	-	24.5%
Americas	34,907	29,549	21.0%	-2.9%	18.1%	109,074	102,077	11.3%	-4.4%	6.9%
Europe	107,733	104,392	9.2%	-6.0%	3.2%	381,005	390,319	3.6%	-6.0%	-2.4%
Japan	36,851	29,109	28.8%	-2.2%	26.6%	127,509	111,003	13.4%	1.5%	14.9%
Asia Pacific	132,105	83,096	59.0%	0.0%	59.0%	403,086	317,432	27.1%	-0.1%	27.0%

Total Sales by Geographic Region	$438,677	$331,018	34.8%	-2.3%	32.5%	$1,409,578	$1,233,159	16.4%	-2.1%	14.3%

	Fourth Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2012	2011				2012	2011

Depreciation and amortization	$13,471	$7,971				$38,990	$28,776
Capital expenditures	$9,409	$5,933				$30,959	$20,239
Dividends paid	$9,616	$8,396				$33,805	$29,838

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 9, 2012
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	1%	United States	6%
Advanced technology systems	2%	Americas	5%
Industrial coating systems	26%	Europe	2%
		Japan	17%
Total	5%	Asia Pacific	2%

		Total	5%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2012 acquisitions were owned in both years.

FOURTH QUARTER PERIOD	NORDSON CORPORATION
Period Ending October 31, 2012	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Fourth Quarter		Year-to-Date
	2012	2011	2012	2011

Diluted EPS as reported (U.S. GAAP)	$1.04	$0.81	$3.45	$3.25

Short-term inventory purchase accounting adjustments	0.03	0.03	0.07	0.03
Acquisition costs	-	-	0.02	-
Severance, restructuring and related fixed asset write-downs	-	0.02	0.05	0.03
Pension termination expense	-	-	0.01	-
Expense of withdrawing from Japan Multiemployer Pension Fund	-	-	-	0.03
Gain on sale of building	(0.01)	-	(0.01)	-
Discrete tax items	0.01	-	0.01	(0.07)

Diluted EPS as adjusted (Non-GAAP)	$1.07	$0.86	$3.60	$3.27

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com